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EAST & SOUTHEAST ASIA :: CHINA

(ALSO SEE SEPARATE HONG KONG, MACAU, AND TAIWAN ENTRIES)

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PAGE LAST UPDATED ON DECEMBER 29, 2010



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Introduction :: CHINA

Geography :: CHINA

People :: CHINA

Government :: CHINA

Economy :: CHINA

Economy - overview:

China's economy during the past 30 years has changed from a centrally planned system that was largely closed to international trade to a more market-oriented economy that has a rapidly growing private sector and is a major player in the global economy. Reforms started in the late 1970s with the phasing out of collectivized agriculture, and expanded to include the gradual liberalization of prices, fiscal decentralization, increased autonomy for state enterprises, the foundation of a diversified banking system, the development of stock markets, the rapid growth of the non-state sector, and the opening to foreign trade and investment. Annual inflows of foreign direct investment rose to nearly $108 billion in 2008. China has generally implemented reforms in a gradualist or piecemeal fashion. In recent years, China has re-invigorated its support for leading state-owned enterprises in sectors it considers important to "economic security," explicitly looking to foster globally competitive national champions. After keeping its currency tightly linked to the US dollar for years, China in July 2005 revalued its currency by 2.1% against the US dollar and moved to an exchange rate system that references a basket of currencies. Cumulative appreciation of the renminbi against the US dollar since the end of the dollar peg was more than 20% by late 2008, but the exchange rate has remained virtually pegged since the onset of the global financial crisis. The restructuring of the economy and resulting efficiency gains have contributed to a more than tenfold increase in GDP since 1978. Measured on a purchasing power parity (PPP) basis that adjusts for price differences, China in 2009 stood as the second-largest economy in the world after the US, although in per capita terms the country is still lower middle-income. The Chinese government faces numerous economic development challenges, including: (a) reducing its high domestic savings rate and correspondingly low domestic demand through increased corporate transfers and a strengthened social safety net; (b) sustaining adequate job growth for tens of millions of migrants and new entrants to the work force; (c) reducing corruption and other economic crimes; and (d) containing environmental damage and social strife related to the economy's rapid transformation. Economic development has been more rapid in coastal provinces than in the interior, and approximately 200 million rural laborers and their dependents have relocated to urban areas to find work. One demographic consequence of the "one child" policy is that China is now one of the most rapidly aging countries in the world. Deterioration in the environment - notably air pollution, soil erosion, and the steady fall of the water table, especially in the north - is another long-term problem. China continues to lose arable land because of erosion and economic development. In 2006, China announced that by 2010 it would decrease energy intensity 20% from 2005 levels. In 2009, China announced that by 2020 it would reduce carbon intensity 40% from 2005 levels. The Chinese government seeks to add energy production capacity from sources other than coal and oil, and is focusing on nuclear and other alternative energy development. In 2009, the global economic downturn reduced foreign demand for Chinese exports for the first time in many years. The government vowed to continue reforming the economy and emphasized the need to increase domestic consumption in order to make China less dependent on foreign exports for GDP growth in the future.

GDP (purchasing power parity):

$8.818 trillion (2009 est.)

country comparison to the world: 3

$8.083 trillion (2008 est.)
$7.415 trillion (2007 est.)
note: data are in 2009 US dollars

GDP (official exchange rate):

$4.985 trillion (2009 est.)

GDP - real growth rate:

9.1% (2009 est.)
country comparison to the world: 4
9% (2008 est.)
13% (2007 est.)

GDP - per capita (PPP):

$6,700 (2009 est.)
country comparison to the world: 130
$6,100 (2008 est.)
$5,700 (2007 est.)
note: data are in 2009 US dollars

GDP - composition by sector:

agriculture: 10.3%
industry: 46.3%
services: 43.4% (2009 est.)

Labor force:

813.5 million (2009 est.)
country comparison to the world: 1

Labor force - by occupation:

agriculture: 39.5%
industry: 27.2%
services: 33.2% (2008 est.)

Unemployment rate:

4.3% (September 2009 est.)
country comparison to the world: 39
4.2% (December 2008 est.)
note: official data for urban areas only; including migrants may boost total unemployment to 9%; substantial unemployment and underemployment in rural areas

Population below poverty line:

2.8%
note: 21.5 million rural population live below the official "absolute poverty" line (approximately $90 per year); an additional 35.5 million rural population live above that level but below the official "low income" line (approximately $125 per year) (2007)

Household income or consumption by percentage share:

lowest 10%: 3.5%
highest 10%: 15%
note: data are for urban households only (2008)

Distribution of family income - Gini index:

41.5 (2007)
country comparison to the world: 54
40 (2001)

Investment (gross fixed):

46.3% of GDP (2009 est.)
country comparison to the world: 1

Budget:

revenues: $1.002 trillion
expenditures: $1.111 trillion (2009 est.)

Public debt:

16.9% of GDP (2009 est.)
country comparison to the world: 111
15.6% of GDP (2008 est.)

Inflation rate (consumer prices):

-0.7% (2009 est.)
country comparison to the world: 14
6% (2008 est.)

Central bank discount rate:

2.79% (31 December 2009)
country comparison to the world: 129

2.79% (31 December 2008)

Commercial bank prime lending rate:

5.31% (31 December 2009 est.)
country comparison to the world: 147
5.31% (31 December 2008 est.)

Stock of narrow money:

$3.221 trillion (31 December 2009)
$2.434 trillion (31 December 2008)

Stock of broad money:

$8.876 trillion (31 December 2009)
$6.957 trillion (31 December 2008)

Stock of domestic credit:

$7.241 trillion (31 December 2009)
country comparison to the world: 4
$5.555 trillion (31 December 2008)

Market value of publicly traded shares:

$5.011 trillion (31 December 2009 est.)
country comparison to the world: 4
$2.794 trillion (31 December 2008)
$6.226 trillion (31 December 2007 est.)

Agriculture - products:

rice, wheat, potatoes, corn, peanuts, tea, millet, barley, apples, cotton, oilseed; pork; fish

Industries:

mining and ore processing, iron, steel, aluminum, and other metals, coal; machine building; armaments; textiles and apparel; petroleum; cement; chemicals; fertilizers; consumer products, including footwear, toys, and electronics; food processing; transportation equipment, including automobiles, rail cars and locomotives, ships, and aircraft; telecommunications equipment, commercial space launch vehicles, satellites

Industrial production growth rate:

9.9% (2009 est.)
country comparison to the world: 4

Electricity - production:

3.451 trillion kWh (2008 est.)
country comparison to the world: 2

Electricity - consumption:

3.438 trillion kWh (2008 est.)
country comparison to the world: 2

Electricity - exports:

16.64 billion kWh (2008)

Electricity - imports:

3.842 billion kWh (2008)

Oil - production:

3.991 million bbl/day (2009 est.)
country comparison to the world: 5

Oil - consumption:

8.2 million bbl/day (2009 est.)
country comparison to the world: 3

Oil - exports:

388,000 bbl/day (2008 est.)
country comparison to the world: 32

Oil - imports:

4.393 million bbl/day (2008)
country comparison to the world: 4

Oil - proved reserves:

20.35 billion bbl (1 January 2010 est.)
country comparison to the world: 13

Natural gas - production:

82.94 billion cu m (2009)
country comparison to the world: 8

Natural gas - consumption:

87.08 billion cu m (2009)
country comparison to the world: 9

Natural gas - exports:

3.32 billion cu m (2009)
country comparison to the world: 31

Natural gas - imports:

7.462 billion cu m (2009)
country comparison to the world: 27

Natural gas - proved reserves:

3.03 trillion cu m (1 January 2010 est.)
country comparison to the world: 13

Current account balance:

$297.1 billion (2009 est.)
country comparison to the world: 1
$436.1 billion (2008 est.)

Exports:

$1.204 trillion (2009 est.)
country comparison to the world: 2
$1.435 trillion (2008 est.)

Exports - commodities:

electrical and other machinery, including data processing equipment, apparel, textiles, iron and steel, optical and medical equipment

Exports - partners:

US 20.03%, Hong Kong 12.03%, Japan 8.32%, South Korea 4.55%, Germany 4.27% (2009)

Imports:

$954.3 billion (2009 est.)
country comparison to the world: 4
$1.074 trillion (2008 est.)

Imports - commodities:

electrical and other machinery, oil and mineral fuels, optical and medical equipment, metal ores, plastics, organic chemicals

Imports - partners:

Japan 12.27%, Hong Kong 10.06%, South Korea 9.04%, US 7.66%, Taiwan 6.84%, Germany 5.54% (2009)

Reserves of foreign exchange and gold:

$2.426 trillion (31 December 2009 est.)
country comparison to the world: 1
$1.953 trillion (31 December 2008 est.)

Debt - external:

$349.3 billion (31 December 2009 est.)
country comparison to the world: 23
$378.2 billion (31 December 2008 est.)

Stock of direct foreign investment - at home:

$473.1 billion (31 December 2009 est.)
country comparison to the world: 11
$378.1 billion (31 December 2008 est.)

Stock of direct foreign investment - abroad:

$229.6 billion (31 December 2009 est.)
country comparison to the world: 15
$147.9 billion (31 December 2008 est.)

Exchange rates:

Renminbi yuan (RMB) per US dollar - 6.8249 (2009), 6.9385 (2008), 7.61 (2007), 7.97 (2006), 8.1943 (2005)

Communications :: CHINA

Transportation :: CHINA

Military :: CHINA

Transnational Issues :: CHINA